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                                                                      EXHIBIT 18

February 4, 1998



Playboy Enterprises, Inc.
680 North Lake Shore Drive
Chicago, Illinois 60611


We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have read management's justification contained in the Company's Form 10-K for the six month period ended December 31, 1997 for the change in accounting from the capitalization of start-up costs to the expensing of start-up costs as incurred in accordance with the proposed Statement of Position, "Reporting on the Costs of Start-up Activities". Based on our reading of the data and discussions with Company officials about the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.




/s/ Coopers & Lybrand L.L.P.


Coopers & Lybrand L.L.P.